                                                                    Exhibit 12.1

                       ENDURANCE SPECIALTY HOLDINGS LTD.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                               Three months          Fiscal year ended December 31,
                                               to March 31,     ----------------------------------------
                                                   2004             2003           2002          2001
                                              -------------     -----------     ----------     ---------
Earnings per Financial Statements                  100,872         263,437        102,066           312
Add (deduct):
     Provision for income taxes                        580          (5,256)          (857)            -
     Fixed charges                                   1,446           6,099          1,370             -
                                              -------------     -----------     ----------     ---------
Earnings for Computation                           102,898         264,280        102,579           312
                                              -------------     -----------     ----------     ---------

Fixed Charges

Interest Expense                                       828           4,238            984             -
Debt issuance costs amortized                           75             582             88             -
One third of payments
     under operating leases                            543           1,279            298             -
                                              -------------     -----------     ----------     ---------
Total Fixed Charges                                  1,446           6,099          1,370             -
                                              -------------     -----------     ----------     ---------

Ratio of Earnings                             -------------     -----------     ----------     ---------
     to Fixed Charges                                71.18           43.33          74.86        NM(1)
                                              =============     ===========     ==========     =========


--------------
(1) Not Meaningful.